Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Financial Investors Trust and to the use of our report dated December 11, 2012 on the financial statements and financial highlights of Stonebridge Institutional Small-Cap Growth Fund and Stonebridge Small-Cap Growth Fund, each a series of Stonebridge Funds Trust. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 28, 2012